Exhibit 99.2

Form 4 Supplemental Joint Filer Information

Name:	Navco Management, Ltd.

Address:	69 Pitts Bay Road Belvedere Building – 4th Floor Pembroke, Bermuda HM08

Designated Filer:	Pitt’s Bay 18 Blocker, Ltd.

Issuer & Ticker Symbol:	Monachil Credit Income Fund (MONIX)

Date of Event Requiring Statement:	March 24, 2023

Navco Management, Ltd.

By: /s/ Cora Lee Starzomski, Director

By:	/s/ Cora Lee Starzomski, Director

Name:	Path Spirit Limited

Address:	10 Norwich Street London EC4A 1BD United Kingdom

Designated Filer:	Pitt’s Bay 18 Partners, L.P.

Issuer & Ticker Symbol:	Monachil Credit Income Fund [MONIX]

Date of Event Requiring Statement:	March 24, 2023

Path Spirit Limited

By:	/s/ Poul Karlshoej, Director